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                                                                     EXHIBIT 5.1

May 12, 2000

NYMEX Holdings, Inc.
One North End Avenue
World Financial Center
New York, NY 10282-1101



Dear Sirs:

We have acted as counsel to NYMEX Holdings, Inc. ("NYMEX Holdings") in connection with the registration under the Securities Act of 1933, as amended, in a registration statement on Form S-4 of 816 shares (the "Shares") of common stock, par value $0.01 per share, of NYMEX Holdings to be issued in connection with a merger of NYMEX Exchange, Inc. with a wholly owned subsidiary of NYMEX Holdings. In that capacity, we are familiar with the proceedings, corporate and other, relating to the authorization of the issuance of the Shares.

Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that (i) the issuance of the Shares in connection with the merger by NYMEX Holdings as described in the registration statement has been duly authorized by all requisite corporate action on the part of NYMEX Holdings and (ii) when the Shares are issued in connection with the merger as described in the registration statement, the Shares will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the registration statement and to the reference to us under the caption "Legal Matters" in the proxy statement and prospectus which is a part of the registration statement.


Very truly yours,

Clifford Chance Rogers & Wells LLP